EXHIBIT 10.2

HENNESSEY FINANCIAL, LLC AND SUBSIDIARY

St. Paul, Minnesota

December 31, 2004 and 2003

CONSOLIDATED FINANCIAL STATEMENTS

Including Independent Auditors’ Report

HENNESSEY FINANCIAL, LLC AND SUBSIDIARY

Virchow Krause & Company logo

INDEPENDENT AUDITORS’ REPORT

To the Members
Hennessey Financial, LLC
St. Paul, Minnesota

We have audited the accompanying consolidated balance sheets of Hennessey Financial, LLC (a Minnesota limited liability company) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hennessey Financial, LLC and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Virchow, Krause & Company, LLP

Minneapolis, Minnesota
January 21, 2005

Virchow, Krauss & Company, LLP
Certified Public Accountants & Consultants + An independent Member of Baker Tilly International

HENNESSEY FINANCIAL, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS
Cash	$91,625	$285,229
Finance receivables	21,231,059	10,465,663
Accrued interest receivable—related parties	1,091,066	737,486
Due from affiliate	236,699	—
Property and equipment, net	3,918	5,290
Due from member	—	4,819
Debt issuance costs, net	222,516	116,063
Other asset	25,000	—
TOTAL ASSETS	$22,901,881	$11,614,550

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES
Notes payable	$17,421,416	$8,418,855
Capital lease obligation	2,270	3,640
Accrued payroll and related taxes	4,554	7,907
Accounts payable	82,829	2,388
Interest payable	578,981	237,490
Deferred fee income	78,540	48,788
Total Liabilities	18,168,590	8,719,066

MEMBERS’ EQUITY
Membership units:
Class A	1,167,717	30,000
Class B	200,246	369,977
Class C	2,090,960	2,090,960
Investment subscription receivable	(630)	(630)
Retained earnings	1,274,998	405,177
Total Members’ Equity	4,733,291	2,895,484

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,901,881	$11,614,550

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2004 and 2003

	2004	2003

INTEREST AND FEE INCOME	$3,224,181	$1,400,034

INTEREST EXPENSE	1,574,020	714,120

Net Interest Income	1,650,161	685,914

EXPENSES
Salaries, guaranteed payments and related expenses	205,488	164,590
Operating expenses	454,219	130,380
Total expenses	659,707	294,970

NET INCOME	$990,454	$390,944

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Years Ended December 31, 2004 and 2003

	Membership Units
	Class A	Class B	Class C	Class D	Investment Subscription Receivable	Retained Earnings	Total Members’ Equity
BALANCES, December 31, 2002	$180,000	$1,078,607	$1,000,000	$—	$(660,000)	$14,233	$1,612,840
Net income	—	—	—	—	—	390,944	390,944
Payments on investment subscription receivable	—	—	—	—	660,000	—	660,000
Redemption of Class B membership units	—	(708,630)	—	—	—	—	(708,630)
Issuance of Class C membership units	—	—	1,090,960	—	(630)	—	1,090,330
Contribution from member	—	—	65,000	—	—	—	65,000
Distributions to members	(150,000)	—	(65,000)	—	—	—	(215,000)

BALANCES, December 31, 2003	30,000	369,977	2,090,960	—	(630)	405,177	2,695,484
Net income	—	—	—	—	—	990,454	990,454
Reclassification of Class B membership units to Class D membership units	—	(169,731)	—	169,731	—	—	—
Redemption of Class D membership units	—	—	—	(169,731)	—	(120,633)	(290,364)
Issuance of Class A membership units	1,192,636	—	—	—	—	—	1,192,636
Distributions to member	(54,919)	—	—	—	—	—	(54,919)

BALANCES, December 31, 2004	$1,167,717	$200,246	$2,090,960	$—	$(630)	$1,274,998	$4,733,291

See accompanying notes to consolidated financial statements.

HENNESSY FINANCIAL, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$990,454	$390,944
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	74,909	32,227
Changes in operating assets and liabilities:
Accrued interest receivable – related parties	(353,380)	(390,103)
Accrued loan fees	(30,631)	(82,427)
Due from affiliate	(236,699)	—
Due from member	4,819	—
Other asset	(25,000)	—
Accrued payroll and related taxes	(3,353)	(6,965)
Accounts payable	80,443	(5,059)
Interest Payable	341,491	219,112
Due to related party	—	(102)
Deferred fee income	29,752	(25,600)
Net Cash Flows from Operating Activities	872,605	132,027

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in finance receivables – related parties	(10,734,766)	(6,590,729)
Purchase of property and equipment	(582)	—
Net Cash Flows from Investing Activities	(10,735,348)	(6,590,729)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for debt issuance costs	(179,406)	(45,800)
Proceeds from notes payable	9,261,695	6,271,855
Payments on notes payable	(549,497)	(400,000)
Payments on capital lease obligation	(1,370)	(1,264)
Redemption of Class B membership units	—	(708,630)
Proceeds from Class C investment subscription receivable	—	860,000
Proceeds from issuance of Class C membership units	—	1,090,330
Proceeds from issuance of Class A membership units	1,192,636	—
Contributions from member	—	65,000
Distributions to members	(54,919)	(215,000)
Net Cash Flows from Financing Activities	9,669,139	6,716,491

Net Change in Cash	(193,604)	257,789

CASH – Beginning of Year	285,229	27,440

CASH – End of Year	$91,625	$285,229

See accompanying notes to consolidated financial statements.

HENNESSEY FINANCIAL, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 1 – Summary of Significant Accounting Policies

                Nature of Operations

Hennessey Financial, LLC provides secured mezzanine financing to companies engaged in residential building construction, land development, commercial real estate investments, and other business ventures throughout the central United States. The members of the LLC have limited liability for the obligations or debts of the Company.

                Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the parent company, Hennessey Financial, LLC (the Company) and its wholly-owned subsidiary, Hennessey Financial Note Holdings, LLC (the Subsidiary). The Subsidiary was formed November 2004 for the purposes of originating loans and managing loan portfolios. All significant intercompany transactions and balances have been eliminated in the presentation of the consolidated financial statements.

                Concentration of Credit Risk

The Company maintains all of its cash balances with a high quality financial institution. Balances, at times, may exceed federally insured limits.

                Finance Receivables

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. The Company requires a security interest be granted in real estate to secure the finance receivables. Interest on loans is recognized over the term of the loan and is calculated using the compounded interest or simple-interest methods on principal amounts outstanding. Accrual of interest income is suspended when collateral is acquired through foreclosure or other proceedings. The average term for loans is one to five years, however, certain loans are subject to an annual renewal clause. Loan origination and extension fees are recognized as income over the life of the loan and unpaid fees accrue interest.

Allowance for loan losses is increased by charges to expense and decreased by chargeoffs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. Management has determined all loans are collectible and therefore did not record an allowance at December 31, 2004 and 2003.

                Property, Equipment and Depreciation

Property and equipment are recorded at cost. Depreciation is provided for using straight-line and accelerated methods over periods ranging from four to seven years. Maintenance, repairs and minor renewals are expensed when incurred.

                Debt Issuance Costs

Costs incurred in connection with obtaining financing are deferred and amortized over the term of the related financing agreement using the straight-line method, which approximates the interest method. Total costs were $307,101 and $150,595 and accumulated amortization was $84,585 and $34,532 at December 31, 2004 and 2003, respectively. Amortization of debt issuance costs was $72,953 and $30,067 for the years ended December 31, 2004 and 2003, respectively. The weighted average life of these costs is approximately 2.3 years.

Future estimated amortization expense is as follows for the years ending December 31:

2005	$90, 891
2006	74,881
2007	42,194
2008	14,570
Total	$222,516

                Advertising

Advertising costs are expensed as incurred. Advertising expense was $7,221 and $1,550 for the years ended December 31, 2004 and 2003, respectively.

                Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. As such, the Company’s income, losses, and credits are included in the income tax returns of its members. Therefore, these consolidated financial statements do not include any provision or liability for income taxes.

                Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                Reclassifications

Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements. These reclassifications had no effect on net income or total members’ equity.

NOTE 2 – Finance Receivables

Finance receivables consisted of the following at December 31:

	2004	2003
Finance receivables – related parties	$21,026,357	$10,291,592
Accrued loan fees – related parties	184,702	154,071
Accrued loan fees	20,000	20,000
Total Finance Receivables	$21,231,059	$10,465,663

Finance receivables – related parties are loans from entities related by common ownership with the majority member of the Company. Interest rates range from 18% to 20% at December 31, 2004 and 17% to 20% at December 31, 2003, respectively. These loans are secured by real estate and certain loans are personally guaranteed by a member and/or former member of the Company. Interest and fee income from these entities was $3,213,573 and $1,365,035 for the years ended December 31, 2004 and 2003, respectively.

NOTE 3 – Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	2004	2003
Artwork	$3,212	$3,212
Computer equipment	6,082	5,500
Total Property and Equipment	9,294	8,712
Less: accumulated depreciation and amortization	(5,378)	(3,422)
Property and Equipment, Net	$3,915	$5,290

Depreciation and amortization expense was $1,956 and $2,160 for the years ended December 31, 2004 and 2003, respectively.

NOTE 4 – Related Party Transactions

The balance due from member of $4,819 at December 31, 2003 was received in full during 2004.

In 2004, the Company entered into a office space lease from an entity related by common ownership. The lease requires monthly base rent of $3,109 and expires in September 2009. Rent expense was $27,697 and $18, 788 for the years ended December 31, 2004 and 2003, respectively.

Future minimum rental payments are as follows for the years ending December 31:

2005	$37,302
2006	37,302
2007	37,302
2008	37,302
2009	24,868
Total	$174,076

NOTE 5 – Notes Payable

Notes payable consisted of the following at December 31:

	2004	2003
Notes payable, unsecured, interest at 10%, due October 2008, personally guaranteed by a member of the Company.	$1,000,000	$87,000

Note payable, unsecured, interest at 11%, due September 2005, personally guaranteed by a member of the Company.	20,000	—

Notes payable, unsecured, interest at 12%, various due dates through May 2009, certain notes are personally guaranteed by a member of the Company.	12,123,237	6,298,655

Note payable, unsecured, interest at 12.5%, due November 2007.	500,000	—

Notes payable, unsecured, interest at 13%, various due dates through November 2009, certain notes are personally guaranteed by a member of the Company.	787,595	263,200

Notes payable, unsecured, interest at 14%, various due dates through December 2006, certain notes are personally guaranteed by a member of the Company.	1,594,700	410,000

Notes payable, unsecured, interest at 15%, various due dates through June 2006, personally guaranteed by a member of the Company.	1,012,284	1,260,000

Notes payable, unsecured, interest at 17%, due January 2005, personally guaranteed by a member of the Company.	100,000	100,000

	2004	2003
Note payable — former member, interest at 12% compounded quarterly, quarterly installments of $15,474, due July 2011, secured by 8,289 Class D membership units at December 31, 2004 and guaranteed by the sole owner of Class A (see Note 8)	283,600	—
Total Notes Payable	$17,421,416	$8,418,855

Future maturities on notes payable are as follows for the years ending December 31:

2005	$4,457,845
2006	9,317,288
2007	1,382,257
2008	1,803,049
2209	364,769
Thereafter	96,408
Total	$17,421,416

The Company increased its funding during 2004 by issuing debentures under a private placement pursuant to rules under Regulation D as administered by the United States Securities and Exchange Commission. These debentures are reflected in the above notes payable schedule.

The Company had notes payable of $3,662,663 and $2,292,734 to related parties at December 31, 2004 and 2003, respectively. These notes are unsecured and have various due dates through November 2009. Interest rates range from 12% to 15% and certain notes are personally guaranteed by a member of the Company. These notes are included in the above notes payable schedule. Interest payable was $318,801 and $141,867 at December 31, 2004 and 2003, respectively. Interest expense was $392,500 and $139,524 for the years ended December 31, 2004 and 2003, respectively.

NOTE 6 – Capital Lease Obligation

The Company leases computer equipment under a capital lease that expires in June 2006. Monthly payments are $134, Interest is discounted at 8%, and the obligation is secured by the equipment under lease. Total cost was $5,500 at December 31, 2004 and 2003 and accumulated amortization was $3,552 and $2,177 at December 31, 2004 and 2003, respectively.

Future minimum lease payments are as follow for the years ending December 31:

2005	$1,811
2006	806
Total lease payments	2,417
Less amount representing interest at 8%	(147)
Present value of minimum lease payments	$2.270

NOTE 7 – Member Classes and Rights

Classes

During 2004, the Company amended its member control agreement which allowed the issuance of Class D membership units. The Company has 2,000,000 Class A, 500,000 Class B, 500,000 Class C, and 500,000 Class D membership units authorized, of which 1,328,927, 10,012, 104,548 and 0 are issued and outstanding at December 31, 2004.

The Company had 1,000,000 Class A, 500,000 Class B, and 500,000 Class C membership unites authorized, of which 191,210, 18,499 and 104,548 were issued and outstanding at December 31, 2003.

Rights

Owners of Class A membership units have the sole and exclusive rights to manage the Company and elect members of the Board of Governors. Class B, C and D owners have no management rights. Net income is allocated as determined for federal income tax purposes. Net income is first allocated to Class A and then to Class B, C and D pursuant to the member control agreement. All net losses are allocated to Class A members.

NOTE 8 – Membership Control Agreement

Call Option

The Company and sole owner of Class A each have a call option that would require the owners of Class B membership units to sell all of their membership units back to the Company or Class A owner. The purchase price is defined in the Membership Control Agreement and at December 31, 2004 that price was $311,598 for all outstanding Class B membership units.

The Company is obligated to purchase all of the Class C units on or before January 31, 2007 if the sole owner of Class A has not exercised an option to purchase the Class C units by December 31, 2006. The purchase price is defined in the Membership Control Agreement and at December 31, 2004 that price was $2,872,531 for all outstanding Class C membership units.

In December 2004, the Company reclassified certain Class B units to Class D and entered into a membership redemption agreement with the Class D member. The member sold 8,487 Class D membership units for $290,364 (see Note 5).

NOTE 9 – Commitments and Contingencies

Operating Lease

The Company leases a vehicle under an operating lease that expires in August 2005. Monthly payments are $448 and rent expense was $5,376 and $5,036 for the years ended December 31, 2004 and 2003, respectively. Future minimum lease payments are $3,134 for the year ending December 31, 2005.

Environmental Protection Laws

The Company may be subject to environmental protection laws with regards to the real estate projects the Company finances. Although environmental laws are not initially the Company’s responsibility, the Company would be subject to these laws if the borrower were to default on the construction loan and the Company repossesses the real estate.

Note 10 – Concentrations

At December 31, 2004, the Company had one related party whose loans and accrued interest balances totaled 22.7% of total outstanding balances. At December 31, 2003, the Company had four related parties whose loans and accrued interest balances totaled 28.7%, 15.5%, 11.0% and 10.2% of total interest and fee income for the year ended December 31, 2004. Interest and fee income from three related parties represented 29.0%, 16.5% and 15.0% of total interest and fee income for the year ended December 31, 2003. Due to the significance of these borrowers, the Company would incur significant losses if these borrowers failed to perform according to the terms of the contracts and the collateral or other security for the amount due proved to be of no value to the Company. The Company requires a security interest be granted to secure funds that are loaned to these borrowers. This would enable the Company to acquire rights to the collateral in the event of default.

Note 11 – Supplemental Cash Flow Information

	2004	2003
Supplemental cash flow disclosures:
Cash paid for interest	$1,232,529	$495,008

Noncash investing and financing activities:
Issuance of Class C membership units for investment subscription receivable	$—	$630
Issuance of note payable for redemption of Class D membership units	290,364	—
Other receivable reclassified to finance receivable - related party	—	50,723